Filed pursuant to Rule 424(b)(3)

SEC File No. 333-282862

PROSPECTUS SUPPLEMENT NO. 11

(To Prospectus dated May 14, 2025)

PHOENIX ENERGY ONE, LLC

This prospectus supplement updates, amends, and supplements the prospectus, dated May 14, 2025 (as updated, amended, and supplemented to date, the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration No. 333-282862). Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus.

This prospectus supplement is being filed to update, amend, and supplement the information included in the Prospectus with the information contained in our Current Report on Form 8-K filed with the SEC on January 21, 2026, which is set forth below.

This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.

Investing in the Notes involves risks. See “Risk Factors” beginning on page 19 of the Prospectus.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying Prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is January 21, 2026.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 21, 2026

Phoenix Energy One, LLC

(Exact name of registrant as specified in its charter)

Delaware	001-42868	83-4526672
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

18575 Jamboree Road, Suite 830 Irvine, CA		92612
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (949) 416-5037

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Series A Cumulative Redeemable Preferred Shares	PHXE.P	NYSE American LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 21, 2026, Phoenix Energy One, LLC (the “Company”) entered into new employment agreements with each of Adam Ferrari, the Company’s Chief Executive Officer, Curtis Allen, the Company’s Chief Financial Officer, and Lindsey Wilson, the Company’s Chief Business Officer, in each case, effective January 1, 2026 (collectively, the “New Employment Agreements”), which supersede in their entirety the prior employment agreements with the foregoing executive officers that were entered into on May 8, 2025 and effective January 1, 2025 (collectively, the “Prior Employment Agreements”).

Pursuant to the New Employment Agreements with Messrs. Ferrari and Allen, each of Messrs. Ferrari and Allen continue to be entitled to receive variable revenue-based compensation for fiscal year 2026 tied to assumed gross revenue targets of the Company, equal to 0.9% and 0.45% of such assumed gross revenue, respectively, which percentages are reduced from those in effect under the Prior Employment Agreements of 1.1% and 0.55% for Messrs. Ferrari and Allen, respectively. Payments of such variable compensation will be made twice monthly during fiscal year 2026 based on the assumed achievement of the revenue target, with a final true up payment to occur in December 2026.

Pursuant to the New Employment Agreement with Ms. Wilson, Ms. Wilson is no longer entitled to receive the variable revenue-based compensation under her Prior Employment Agreement but rather is entitled to receive base salary for fiscal year 2026 in the amount of $575,000. Ms. Wilson’s annual base salary may be changed by the Company from time to time upon notice to Ms. Wilson.

The New Employment Agreements were approved by the non-executive members of the board of directors of the Company in accordance with the Company’s governance policies currently in effect.

The foregoing descriptions of the New Employment Agreements are summaries and qualified in their entirety by reference to the New Employment Agreements, copies of which are filed as Exhibits 10.1, 10.2 and 10.3 to this Current Report on Form 8-K and are incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Exhibit Description

10.1	Employee Agreement, by and between Phoenix Energy One, LLC and Adam Ferrari, effective as of January 1, 2026.

10.2	Employee Agreement, by and between Phoenix Energy One, LLC and Curtis Allen, effective as of January 1, 2026.

10.3	Employee Agreement, by and between Phoenix Energy One, LLC and Lindsey Wilson, effective as of January 1, 2026.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 21, 2026

PHOENIX ENERGY ONE, LLC

By:	/s/ Curtis Allen
Curtis Allen
Chief Financial Officer

Exhibit 10.1

EMPLOYEE AGREEMENT – 2026 Calendar Year

This Employee Agreement (this “Agreement”) is made and entered into by and between Phoenix Energy One, LLC (together with its affiliates and subsidiaries, the “Company”), and Adam Ferrari (“Employee”), effective as of January 1, 2026 (the “Effective Date”) and replaces the “Employee Agreement – 2025 Calendar Year” signed May 8, 2025 and effective January 1, 2025 between Employee and Phoenix Equity Holdings, LLC (“PEH”), as well as any other prior “Employee Agreement” between Employee and the Company (including PEH).

1.	POSITION AND DUTIES

(a)

Position: Employee continues to be employed in the capacity of Chief Executive Officer of the Company. Employee agrees to serve the Company and to perform faithfully and to the best of their abilities the duties and responsibilities commensurate with such position.

(b)

Duties: Employee shall perform all duties as are customary for the position of Chief Executive Officer and any additional duties now or hereafter assigned to Employee by the board of directors of the Company (the “Board of Directors”). Employee is expected to adhere to all policies of the Company and to act in the best interests of the Company at all times.

2.	TERM OF AGREEMENT The term of this Agreement shall commence on the Effective Date and continue until terminated as provided in Section 4.

3.	COMPENSATION AND BENEFITS

(a)

Variable Compensation: Employee shall receive variable compensation tied to the gross revenue of the Company. The percentage awarded to Employee for the 2026 calendar year is 0.90% of an assumed gross revenue amount for the Company for the 2026 calendar year set by the Board of Directors pursuant to the Company’s Third Amended and Restated Operating Agreement dated September 29, 2025, as amended from time to time (the “Operating Agreement”). The Board of Directors may revise such assumed gross revenue amount in and at its discretion during the course of the 2026 calendar year. Payments of the variable compensation will be made twice a month and may be trued up on December 15, 2026 using annual gross revenue estimates prepared from the books and records of the Company as of November 30, 2026 to the extent the Board of Directors determines that additional variable compensation is payable to Employee.

(b)

Benefits: Employee shall be eligible to participate in all employee benefit plans and programs, including but not limited to health insurance, dental insurance, and retirement plans, to the extent available and in accordance with the terms and eligibility requirements of each benefit program.

4.	TERMINATION Employment under this Agreement may be terminated:

•	By Employee, upon 60 days’ written notice to the Company.

•	By the Company at any time, in accordance with the Operating Agreement, and any other applicable agreements and policies of the Company predating this Agreement.

•	By the Company and Employee upon execution of both parties of a new letter agreement specifically referencing this Agreement.

5.

CONFIDENTIALITY AND NON-DISCLOSURE During the term of this Agreement and thereafter, Confidentiality and Non-Disclosure is to be referenced directly from the Second Amended and Restated Limited Liability Company Agreement of Phoenix Equity Holdings, LLC dated December 4, 2024, as amended from time to time (the “PEH LLCA”).

6.	NON-COMPETE AND NON-SOLICITATION During the term of this Agreement and thereafter, non-compete and non-solicitation is to be referenced directly from the PEH LLCA.

7.

MISCELLANEOUS This Agreement, together with the Operating Agreement, the PEH LLCA, the Company’s Employee Handbook and that certain Award Agreement between Employee and the Company dated December 4, 2024, together with all other policies adopted by the Company prior to the date hereof, constitutes the entire agreement between the parties concerning the subject matter hereof and supersedes all prior agreements, understandings, negotiations, and discussions, whether oral or written, of the parties. This Agreement will be governed by the laws of the State of California.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Employee Agreement as of the date set forth below.

Adam Ferrari

Signature:	/s/ Adam Ferrari
Date: January 21, 2026

For Phoenix Energy One, LLC

Signature:	/s/ Curtis Allen
By: Curtis Allen
Title: Chief Financial Officer
Date: January 21, 2026

Exhibit 10.2

EMPLOYEE AGREEMENT – 2026 Calendar Year

This Employee Agreement (this “Agreement”) is made and entered into by and between Phoenix Energy One, LLC (together with its affiliates and subsidiaries, the “Company”), and Curtis Allen (“Employee”), effective as of January 1, 2026 (the “Effective Date”) and replaces the “Employee Agreement – 2025 Calendar Year” signed May 8, 2025 and effective January 1, 2025 between Employee and Phoenix Equity Holdings, LLC (“PEH”), as well as any other prior “Employee Agreement” between Employee and the Company (including PEH).

1.	POSITION AND DUTIES

(a)

Position: Employee continues to be employed in the capacity of Chief Financial Officer of the Company. Employee agrees to serve the Company and to perform faithfully and to the best of their abilities the duties and responsibilities commensurate with such position.

(b)

Duties: Employee shall perform all duties as are customary for the position of Chief Financial Officer and any additional duties now or hereafter assigned to Employee by the Company. Employee is expected to adhere to all policies of the Company and to act in the best interests of the Company at all times.

2.	TERM OF AGREEMENT The term of this Agreement shall commence on the Effective Date and continue until terminated as provided in Section 4.

3.	COMPENSATION AND BENEFITS

(a)

Variable Compensation: Employee shall receive variable compensation tied to the gross revenue of the Company. The percentage awarded to Employee for the 2026 calendar year is 0.45% of an assumed gross revenue amount for the Company for the 2026 calendar year set by the board of directors of the Company (the “Board of Directors”) pursuant to the Company’s Third Amended and Restated Operating Agreement dated September 29, 2025, as amended from time to time (the “Operating Agreement”). The Board of Directors may revise such assumed gross revenue amount in and at its discretion during the course of the 2026 calendar year. Payments of the variable compensation will be made twice a month and may be trued up on December 15, 2026 using annual gross revenue estimates prepared from the books and records of the Company as of November 30, 2026 to the extent the Board of Directors determines that additional variable compensation is payable to Employee.

(b)

Benefits: Employee shall be eligible to participate in all employee benefit plans and programs, including but not limited to health insurance, dental insurance, and retirement plans, to the extent available and in accordance with the terms and eligibility requirements of each benefit program.

4.	TERMINATION Employment under this Agreement may be terminated:

•	By the Employee, upon 60 days’ written notice to the Company.

•	By the Company at any time, in accordance with the Operating Agreement, and any other applicable agreements and policies of the Company predating this Agreement.

•	By the Company and Employee upon execution of both parties of a new letter agreement specifically referencing this Agreement.

5.

CONFIDENTIALITY AND NON-DISCLOSURE During the term of this Agreement and thereafter, Confidentiality and Non-Disclosure is to be referenced directly from the Second Amended and Restated Limited Liability Company Agreement of Phoenix Equity Holdings, LLC dated December 4, 2024, as amended from time to time (the “PEH LLCA”).

6.	NON-COMPETE AND NON-SOLICITATION During the term of this Agreement and thereafter, non-compete and non-solicitation is to be referenced directly from the PEH LLCA.

7.

MISCELLANEOUS This Agreement, together with the Operating Agreement, the PEH LLCA, the Company’s Employee Handbook and that certain Award Agreement between Employee and the Company dated December 4, 2024, together with all other policies adopted by the Company prior to the date hereof, constitutes the entire agreement between the parties concerning the subject matter hereof and supersedes all prior agreements, understandings, negotiations, and discussions, whether oral or written, of the parties. This Agreement will be governed by the laws of the State of California.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth below.

Curtis Allen

Signature:	/s/ Curtis Allen
Date: January 21, 2026

For Phoenix Energy One, LLC

Signature:	/s/ Adam Ferrari
By: Adam Ferrari
Title: Chief Executive Officer
Date: January 21, 2026

Exhibit 10.3

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made and entered into by and between Phoenix Energy One, LLC (together with its affiliates and subsidiaries, the “Company”), and Lindsey Wilson (“Employee”), effective as of January 1, 2026 (the “Effective Date”) and replaces the “Employee Agreement – 2025 Calendar Year” signed May 8, 2025 and effective January 1, 2025 between Employee and Phoenix Equity Holdings, LLC (“PEH”), as well as any other prior “Employee Agreement” between Employee and the Company (including PEH).

1.	POSITION AND DUTIES

(a)

Position: Employee continues to be employed in the capacity of Chief Business Officer of the Company. Employee agrees to serve the Company and to perform faithfully and to the best of her abilities the duties and responsibilities commensurate with such position.

(b)

Duties: Employee shall perform all duties as are customary for the position of Chief Business Officer and any additional duties now or hereafter assigned to Employee by the Company. Employee is expected to adhere to all policies of the Company and to act in the best interests of the Company at all times.

2.

AT WILL EMPLOYMENT Employee’s employment is not for any specified period of time and can be terminated by Employee or by the Company at any time, with or without advance notice, and for any or no particular reason or cause. Employee’s job duties, title and responsibility and reporting level, work schedule, compensation and benefits, as well as the Company’s personnel policies and procedures, may be changed with prospective effect, with or without notice, at any time in the sole discretion of the Company.

3.	COMPENSATION AND BENEFITS

(a)

Compensation: Employee shall receive an annual base salary in the amount of $575,000 effective as of the Effective Date. Payments of base salary will be made twice a month in accordance with the Company’s standard payroll practices and will be treated as guaranteed payments for so long as Employee is a member of PEH. The Employee’s annual base salary may be changed by the Company from time to time upon notice to Employee.

(b)

Benefits: Employee shall be eligible to participate in all employee benefit plans and programs, including but not limited to health insurance, dental insurance, and retirement plans, to the extent available and in accordance with the terms and eligibility requirements of each benefit program.

4.

MISCELLANEOUS This Agreement, together with the Second Amended and Restated Limited Liability Company Agreement of Phoenix Equity Holdings, LLC dated December 4, 2024, as amended from time to time, the Company’s Employee Handbook, the Employee Confidentiality Agreement signed by Employee, and the Arbitration Agreement signed by Employee, and that certain Award Agreement between Employee and the Company dated December 4, 2024, together with all other policies adopted by the Company prior to the date hereof, constitutes the entire agreement between the parties concerning the subject matter hereof and supersedes all prior agreements, understandings, negotiations, and discussions, whether oral or written, of the parties. This Agreement will be governed by the laws of the State of Texas.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the Effective Date.

Lindsey Wilson

Signature:	/s/ Lindsey Wilson
Date: January 21, 2026

For Phoenix Energy One, LLC

Signature:	/s/ Curtis Allen
By: Curtis Allen
Title: Chief Financial Officer
Date: January 21, 2026